Exhibit C

November 27, 2017

Special Committee of the Board of Directors
Jumei International Holding Limited (the “Company”)
20th Floor, Tower B, Zhonghui Plaza
11 Dongzhimen South Road, Dongcheng District
Beijing 100007
The People’s Republic of China

Dear Sirs:

Reference is made to the letter dated February 17, 2016 from Mr. Leo Ou Chen, Mr. Yusen Dai, and Sequoia Capital China II L.P., Sequoia Capital China Partners Fund II, L.P. and Sequoia Capital China Principals Fund II, L.P. (collectively referred to as the “Sequoia funds” and together with Mr. Chen and Mr. Dai, the “Buyer Group”) to you setting forth the preliminary non-binding proposal (the “Proposal”) to acquire all outstanding ordinary shares (the “Shares”) of the Company not owned by the Buyer Group in a going-private transaction.

The Buyer Group is hereby withdrawing the Proposal to the Company and will terminate any further discussion with you regarding the Proposal, with immediate effect.

Should you have any questions regarding this withdrawal notice, please do not hesitate to contact the Buyer Group at perfume201711@hotmail.com at any time.

Leo Ou Chen

/s/ Leo Ou Chen
Leo Ou Chen

Yusen Dai

/s/ Yusen Dai
Yusen Dai

Sequoia Capital China II, L.P.
Sequoia Capital China Partners Fund II, L.P.
Sequoia Capital China Principals Fund II, L.P.

By:	Sequoia Capital China Management II, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

SIGNED by	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Authorized Signatory

[Signature Page to Withdrawal Notice]